SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                 First Bancorp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing fee (Check the appropriate box)
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)     Title of each class of securities to which transaction applies:

            ------------------------------------------------------------------
     2)     Aggregate number of securities to which transaction applies:

            ------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4)     Proposed maximum aggregate value of transaction:

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     5)     Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)     Amount Previously Paid:

            -----------------------------------
     2)     Form, Schedule or Registration Statement No.:

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     3)     Filing party:

            -----------------------------------
     4)     Date filed:

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
                                  First Bancorp
                              341 North Main Street
                         Troy, North Carolina 27371-0508
                            Telephone (910) 576-6171



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                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD THURSDAY, APRIL 30, 1998
--------------------------------------------------------------------------------

To Our Shareholders:

      The annual meeting of shareholders of First Bancorp (the "Company") will be held at the main office of First Bank, 341 North Main Street, Troy, North Carolina on Thursday, April 30, 1998 at 3:00 p.m. local time, for the purpose of considering and acting on the following matters:

      1.  A  proposal  to fix the  number of  directors  to be elected at eleven
          (11).

      2. A proposal to elect eleven (11) nominees to the board of directors to serve until the 1999 annual meeting of shareholders, or until their successors are elected and qualified.

      3. A proposal to amend the Company's Articles of Incorporation to provide for cumulative voting in the election of directors.

      4. A proposal to ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for the current fiscal year.

      5. Such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

      Only shareholders of record as of the close of business on March 16, 1998 are entitled to notice of and to vote at the annual meeting and any adjournments thereof.

      Whether or not you expect to be present at the annual meeting, please complete, date and sign the enclosed form of proxy and return it promptly in the enclosed envelope. If you attend the meeting, your proxy will be returned to you upon request.

      The  proxy   statement   accompanying   this  notice  sets  forth  further
information concerning the proposals to be considered at the annual meeting. You are urged to study this information carefully.

      The Annual Report of the Company is also enclosed.


                                              By Order of the Board of Directors

                                              /s/Anna G. Hollers
                                              ------------------
                                              Anna G. Hollers
                                              Secretary

                                  First Bancorp
                              341 North Main Street
                         Troy, North Carolina 27371-0508
                            Telephone (910) 576-6171



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                                 PROXY STATEMENT
--------------------------------------------------------------------------------


INTRODUCTION

      This proxy statement is furnished to the shareholders of First Bancorp (hereinafter sometimes referred to as the "Company") by the board of directors in connection with the solicitation of proxies for use at the annual meeting of shareholders of the Company to be held on Thursday, April 30, 1998 at 3:00 p.m. local time, at the Main Office of First Bank, 341 North Main Street, Troy, North Carolina, and at any adjournment or adjournments thereof. Action will be taken at the annual meeting on the items described in this proxy statement and on any other business that properly comes before the meeting.

      This proxy statement and accompanying form of proxy are being mailed to shareholders on or about April 1, 1998.

      Whether or not you expect to attend the annual meeting, please complete, date and sign the enclosed form of proxy and return it promptly to ensure that your shares are voted at the meeting.

      Any shareholder giving a proxy may revoke it at any time before a vote is taken (i) by duly executing a proxy bearing a later date; (ii) by executing a notice of revocation in a written instrument filed with the secretary of the Company; or (iii) by appearing at the meeting and notifying the secretary of the intention to vote in person. Unless a contrary choice is specified, all shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted as set forth in this proxy statement. In addition, the proxy confers discretionary authority upon the persons named therein, or their substitutes, with respect to any other business that may properly come before the meeting.

      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's common stock entitled to vote is necessary to constitute a quorum at the annual meeting. If a quorum is not present or represented at the annual meeting, the shareholders present and entitled to vote have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally notified. A shareholder abstaining from the vote on a particular proposal and broker non-votes will be counted as present for purposes of determining if a quorum is present, but will be counted as not having voted on the proposal in question.

      The Company will bear the entire cost of preparing this proxy statement and of soliciting proxies. Proxies may be solicited by employees of the Company, either personally, by special letter, or by telephone. The Company also will request brokers and others to send solicitation material to beneficial owners of stock and will reimburse them for this purpose.

                                VOTING SECURITIES

      Only shareholders of record as of the close of business on March 16, 1998 will be entitled to vote at the annual meeting or any adjournment or adjournments thereof. The number of outstanding shares entitled to vote at the shareholders meeting is 3,020,370. Shareholders are entitled to one vote for each share of the Company's common stock.

      The following table sets forth the number and percentage of outstanding shares of the Company's common stock beneficially owned by (i) each person known by the Company to own more than 5% of the outstanding common stock and (ii) all officers and directors of the Company as a group, as of December 31, 1997.

                                    TABLE OF PRINCIPAL HOLDERS OF COMMON STOCK

                                                                                              Common Stock
                                                                                         Beneficially Owned (1)
                                                                                      ----------------------------
                                         Name and Address                                               Percent of
        Title of Class                   of Beneficial Owner                           Shares            Class
        --------------                   -------------------                           ------            -----
     Common Stock, $5 par                George R. Perkins, Jr.                       275,704 (2)         9.13%
                                         P.O. Box 525
                                         Sanford, NC    27331

     Common Stock, $5 par                John C. Willis                               220,670 (3)         7.31%
                                         626 E. Main Street
                                         Troy, NC    27371

     Common Stock, $5 par                All directors and                            963,236            31.89%
                                         executive officers as a group

Notes:

(1) Unless otherwise indicated, each individual has sole voting and investment power with respect to all shares beneficially owned by such individual. Also included are shares subject to options (exercisable as of December 31, 1997 or within 60 days after December 31, 1997) granted under the Company's stock option plan.

(2)  Includes exercisable options to purchase 2,000 shares.

(3) Includes 133,100 shares held by his spouse and exercisable options to purchase 4,000 shares.

        PROPOSAL 1 - REDUCE THE BOARD OF DIRECTORS TO ELEVEN (11) MEMBERS

      The Company's bylaws provide that the number of directors constituting the board of directors shall be not less than three (3) nor more than thirteen (13) as determined by the shareholders. The number of directors constituting the entire board of directors is currently fixed at twelve (12).

      One of the Company's current directors is retiring from the board of directors when his current term expires at the 1998 annual meeting, and therefore this director has not been nominated for re-election. The board of directors does not believe it is in the best interests of the Company to maintain a vacancy indefinitely on the board of directors. Therefore, the Board is recommending to the shareholders that the number of directors serving on the Board be reduced from twelve (12) to eleven (11).

      It is therefore proposed that the following resolution be adopted by the shareholders:

      RESOLVED, that the number of directors constituting the entire board of directors of First Bancorp shall be fixed at eleven (11).

      The affirmative vote of the holders of a majority of shares of common stock represented and voting at the meeting is required for approval of the proposal. The board of directors recommends that shareholders vote "FOR" Proposal 1. Proxies, unless indicated to the contrary, will be voted "FOR" Proposal 1.

                       PROPOSAL 2 - ELECTION OF DIRECTORS

      Assuming that Proposal 1 above is approved by the shareholders, the number of directors constituting the board of directors will be fixed at eleven (11).

      In the absence of any specifications to the contrary, and assuming that Proposal 1 above is approved by the shareholders, proxies will be voted for the election of all eleven (11) of the nominees listed in the table below by casting an equal number of votes for each such nominee. If Proposal 1 is not approved by the shareholders, proxies will be voted to elect as many as possible of the nominees listed below to fill the number of seats on the board as may be fixed by the shareholders. If, at or before the time of the meeting, any of the nominees listed below becomes unavailable for any reason, the proxyholders have the discretion to vote for a substitute nominee or nominees. The board currently knows of no reason why any nominee(s) listed below is likely to become unavailable.

NOMINATIONS FOR DIRECTOR

     Nominees for election to the board of directors are selected by the incumbent board prior to each annual meeting, and the nominees listed below were selected in that manner. Nominations from the shareholders may be made if made in accordance with the Company's bylaws, which generally require such nominations to be made in writing and within 60 to 90 days prior to the meeting at which directors are to be elected and to include certain information about the proposed nominee, in addition to other requirements. A complete copy of the bylaw provision setting forth the procedure for shareholder nominations may be obtained upon written request from the Company's corporate secretary at the Company's main office.

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

      The following table sets forth certain information as of December 31, 1997 with respect to the eleven nominees for election to the board of directors and the executive officers of the Company (all of these persons may be contacted at 341 North Main Street, Troy, North Carolina 27371):

                                TABLE OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS
                                                                                                Common Stock
                                                                                            Beneficially Owned (1)
                                         Current Director (D),             Director        -------------------------
                                            Nominee (N), or               of Company       Number of        Percent
   Name (Age)                           Position with Company               Since            Shares         of Class
   ----------                           ---------------------               -----            ------         --------
Directors and Nominees

James H. Garner (68)                   President and CEO (D) (N)             1995           23,361   (2)       0.77%
Jack D. Briggs (58)                             (D) (N)                      1983           29,430   (3)       0.97%
David L. Burns (59)                             (D) (N)                      1988           20,084   (4)       0.66%
Jesse S. Capel (65)                             (D) (N)                      1983           72,736   (5)       2.41%
George R. Perkins, Jr. (58)                     (D) (N)                      1996          275,704   (6)       9.13%
G. T. Rabe, Jr. (73)                            (D) (N)                      1987            5,862   (7)       0.19%
John J. Russell (76)                              (D)                        1983           12,426   (8)       0.41%
Edward T. Taws (63)                             (D) (N)                      1986           13,794   (9)       0.46%
Frederick H. Taylor (58)                        (D) (N)                      1983          130,812  (10)       4.33%
Goldie H. Wallace (51)                          (D) (N)                      1997          115,686  (11)       3.83%
A. Jordan Washburn (61)                         (D) (N)                      1995            5,912  (12)       0.20%
John C. Willis (54)                             (D) (N)                      1983          220,670  (13)       7.31%

Executive Officers
James H. Garner (68)                      President and Chief                1995          23,361  (2)       0.77%
                                       Executive Officer (D) (N)
Anna G. Hollers (46)                    Executive Vice President              n/a          23,514 (14)       0.78%
                                             and Secretary
Teresa C. Nixon (40)                    Executive Vice President              n/a           6,748 (15)       0.22%
                                   and Compliance Officer, First Bank
David G. Grigg (47)                     President of Montgomery               n/a          10,666 (16)       0.35%
                                          Data Services, Inc.
Jerry M. Arnold (57)                     Senior Vice President                n/a           3,681 (17)       0.12%
                                       of Operations, First Bank
Eric P. Credle (29)                        Vice President and                 n/a           1,000            0.03%
                                        Chief Financial Officer
Lee C. McLaurin (35)                 Vice President and Controller            n/a           3,576 (18)       0.12%

Notes to Table of Directors, Nominees and Executive Officers:

(1) Unless otherwise indicated, each individual has sole voting and investment power with respect to all shares beneficially owned by such individual. The executive officers' reported shares in the 401(k) defined contribution plan represent an estimated number because the exact allocations are not available and any difference between the actual holdings and the estimates shown in this table would be immaterial and, in addition, all shares held in said plan are voted by the plan trustee and not by the shareholder for whom such shares are listed. Also included are shares subject to options (exercisable as of December 31, 1997 or within 60 days after December 31,
     1997) granted under the Company's stock option plan.

(2) Includes 2,151 shares held in Company's 401(k) defined contribution plan, 4,912 shares held jointly with his spouse and exercisable options to purchase 16,000 shares.

(3) Includes 458 shares held as custodian for his daughter, 19,750 shares held jointly with his spouse and exercisable options to purchase 4,000 shares.

(4)  Includes  12,388  shares  held  by  Mr.  Burns'   business   interests  and
     exercisable options to purchase 4,000 shares.

(5) Includes 24,736 shares held by Capel Inc. of which Mr. Capel is principal owner and director and exercisable options to purchase 4,000 shares.

(6)  Includes exercisable options to purchase 2,000 shares.

(7) Includes 1,330 shares held by his spouse and exercisable options to purchase 4,000 shares.

(8)  Includes exercisable options to purchase 3,000 shares.

(9) Includes 4,520 shares held by his spouse and exercisable options to purchase 4,000 shares.

(10) Includes 51,826 shares held by Mr. Taylor's business interests, 74,254 shares held in trusts, 532 shares held by his spouse and exercisable options to purchase 4,000 shares.

(11) Includes exercisable options to purchase 1,000 shares and 100,686 shares held by her spouse and exercisable options held by her spouse to purchase 2,000 shares.

(12) Includes exercisable options to purchase 3,000 shares.

(13) Includes 133,100 shares held by his spouse and exercisable options to purchase 4,000 shares.

(14) Includes 525 shares held jointly with her daughters, 3,708 shares held in the Company's 401(k) defined contribution plan, 1,100 shares held by her spouse and exercisable options to purchase 9,000 shares.

(15) Includes 2,116 shares held in the Company's 401(k) defined contribution plan and exercisable options to purchase 4,600 shares.

(16) Includes 104 shares held jointly with his daughters, 52 shares held jointly with his son, 4,523 shares held jointly with his spouse, 1,826 shares held in the Company's 401(k) defined contribution plan and exercisable options to purchase 3,000 shares.

(17) Includes 942 shares held in the Company's 401(k) defined contribution plan and exercisable options to purchase 2,400 shares.

(18) Includes 2,955 shares held in the Company's 401(k) defined contribution plan and exercisable options to purchase 600 shares.


Directors and Nominees

     James H. Garner became President and Chief Executive Officer and a director of the Company and First Bank in 1995. Mr. Garner has been employed by First Bank since 1969, serving as Executive Vice President from 1989 until 1995.

     Jack D. Briggs is chairman of the board of directors and has been a director of the Company since 1983 and a director of First Bank since 1976. Mr. Briggs is President of Lanier Briggs, Inc., a funeral home business, and is also a retail furniture merchant.

     David L. Burns is President of Z. V. Pate, Inc., a holding company for agricultural, timber, restaurants and retail sales. Mr. Burns has been a director of the Company since 1988 and a director of First Bank since 1992.

     Jesse S. Capel is Executive Director of Capel, Inc., a rug manufacturer, importer and exporter. Mr. Capel has been a director of the Company since 1983 and a director of First Bank since 1959.

     George R. Perkins, Jr. is President of Frontier Spinning Mills, LLC, a yarn manufacturer, and has served in such capacity since 1996. In addition, Mr. Perkins served as President of the Spun Yarn Division of Unifi, Inc. and as a director of Unifi, Inc. (listed on the New York Stock Exchange) from August 1993 until June 1996. In 1988, Mr. Perkins founded Pioneer Yarn Mills where he served as its President and Chief Executive Officer until it merged with Unifi, Inc. in 1993. Mr. Perkins has also served in the past as director of several publicly traded companies in the retail, banking and financial services industries as well as a college, a hospital and a trade association. Mr. Perkins has been a director of the Company and First Bank since 1996.

     G. T. Rabe, Jr. is President of Albemarle Oil Co., a distributor of petroleum products. Mr. Rabe has been a director of the Company since 1987 and a director of First Bank since 1992.

     John J. Russell is Chairman of Russell-Harvelle Hosiery Mill, Inc. Mr. Russell has been a director of the Company since 1983 and a director of First Bank since 1969. Mr. Russell is retiring from the board of directors when his term expires at the 1998 Annual Meeting.

     Edward  T.  Taws,   Jr.  is  President   of  Fletcher   Industries/Fletcher
International, a manufacturer of textile machinery. Mr. Taws has been a director of the Company since 1986 and a director of First Bank since 1992.

     Frederick H. Taylor is President of Troy Lumber Company. Mr. Taylor has been a director of the Company since 1983 and a director of First Bank since 1978.

     Goldie H. Wallace served as Executive Secretary for GVK America from 1991 to 1993. Ms. Wallace served as Executive Secretary of the Montgomery County (North Carolina) Economic Development Corporation from 1990 to 1991. In 1987, Ms. Wallace founded Tri-Star Corporate Temporaries based in Durham, North Carolina, and served as Tri-Star's President until 1990. Ms. Wallace has been a director of the Company and First Bank since 1997.

     A. Jordan Washburn is a sales representative for Morrisette Paper Company, where he has been employed for 32 years. Mr. Washburn has been a director of the Company since 1995 and a director of First Bank since 1994.

     John C. Willis is a private investor in restaurant and real estate interests. Mr. Willis has been a director of the Company since 1983 and a director of First Bank since 1980.

Executive Officers

In addition to Mr. Garner, the executive officers of the Company are as follows:

     Anna G. Hollers is Executive Vice President and Secretary of the Company and Executive Vice President and Secretary of First Bank. She has been employed by the Company since 1983 and by First Bank since 1972.

     Teresa C. Nixon is Executive Vice President - Loan Administration and Compliance of First Bank. She has been employed by First Bank since 1989.

     David G. Grigg has served as President of Montgomery Data Services, Inc. since its formation in 1984. He was employed by First Bank from 1972 until 1984.

     Jerry M. Arnold is Senior Vice President - Operations of First Bank. He has been employed by First Bank since 1986.

     Eric P. Credle is Vice President and Chief Financial Officer. He has been employed by the Company since September, 1997. He was previously employed for seven years by KPMG Peat Marwick LLP as an auditor concentrating in audits of financial institutions.

     Lee C. McLaurin is Vice President and Controller. He has been employed by the Company since 1987.

BOARD COMMITTEES, ATTENDANCE AND COMPENSATION

Executive Committee

     The Executive Committee is authorized, between meetings of the board of directors, to perform all duties and exercise all authority of the board of directors, except those duties and authorities exclusively reserved to the board of directors, by the Company's bylaws or by statute. The 1997 members of the Committee were Mr. Briggs, Mr. Capel, Mr. Garner, Mr. Taylor and Mr. Willis. The Executive committee held 13 meetings during 1997.

 Audit Committee

     The Audit Committee is responsible for reviewing and presenting to the board of directors information regarding the Company's policies and procedures with respect to auditing, accounting, internal accounting controls and financial reporting. The Committee meets with and reviews reports of the Company's internal auditor and independent public accountants and makes reports and recommendations to the board of directors. The 1997 members of the Committee were Mr. Briggs, Mr. Burns, Mr. Capel and Mr. Willis. The Audit Committee held 8 meetings during 1997.

Compensation Committee

     The Compensation Committee is responsible for reviewing the compensation policies and benefit plans of the Company and for making recommendations regarding the compensation of its executive officers. The Committee also administers the Company's stock option plan. The 1997 members of the Committee are Mr. Briggs, Mr. Rabe, Mr. Taws and Mr. Willis. The Compensation Committee held 3 meetings during 1997.

Long Range Planning Committee

     The role of the Long Range Planning Committee is to act upon strategic matters that involve the allocation of the Company's resources and the growth and marketability of the Company's products and services. The 1997 members of the Committee are Mr. Briggs, Mr. Burns, Mr. Capel, Mr. Garner, Mr. Perkins, Mr. Rabe, Mr. Taylor and Mr. Willis. The Long Range Planning Committee held 6 meetings during 1997.

Attendance

     The board of directors held 12 meetings during 1997. In 1997, all of the directors and nominees attended at least 75% of the aggregate of the meetings of the board of directors and the committees described above on which they served during the period they were directors and members of such committees.

Compensation of Directors

     Directors of the Company receive compensation of $225 per month during their terms of office, plus $200 for each monthly meeting attended. In addition, directors of First Bank receive $200 for each meeting attended. Such directors who serve on the Executive Committee, Audit Committee, Compensation Committee or Long Range Planning Committee receive $200 for each committee meeting attended. All of the directors of the Company are members of the First Bank board of directors.

     Non-employee directors of the Company also participate in the Company's Stock Option Plan. The non-employee director portion of the Stock Option Plan provides that on June 1 of each year for a five-year period that began June 1, 1994, each non-employee director of the Company receives an option to acquire 1,000 shares of the Company's Common Stock over a 10 year term at an exercise price equal to the average of the high and low sales prices of such stock on the date of grant. At December 31, 1997, the eleven directors who were not employees of the Company held aggregate options to purchase 37,000 shares at exercise prices ranging from $10.00 to $23.00.

COMPENSATION OF EXECUTIVE OFFICERS

     Summary Table of Executive Compensation. The following table sets forth compensation paid by the Company in the forms specified therein for the years ended December 31, 1997, 1996 and 1995 to (i) the chief executive officer of the Company and (ii) the Company's other executive officers who earned in excess of $100,000 in salary and bonus during 1997.

                                               SUMMARY TABLE OF EXECUTIVE COMPENSATION

                                                                                        Long Term Compensation
                                                                             --------------------------------------
                                               Annual Compensation                   Awards               Payouts
                                     ----------------------------------      ---------------------------------------
 (a)                      (b)          (c)         (d)            (e)           (f)            (g)           (h)            (i)

                                                                  Other                      Securities                     All
                                                                 Annual      Restricted      Underlying                    Other
Name,                                                            Compen-       Stock          Options/        LTIP        Compen-
Principal                            Salary       Bonus (1)      sation      Award (s)         SARs         Payouts      sation (2)
Position                 Year          ($)          ($)            ($)          ($)           (# sh)          ($)           ($)
--------                 ----          ---          ---            ---          ---           ------          ---           ---
James H. Garner,         1997        $160,000   $ 50,119         $   -        $    -           $   -         $  -       $  9,255
President and Chief      1996         115,000     86,944             -             -               -            -          8,614
Executive Officer        1995         101,217     35,381             -             -               -            -          8,048

Anna G. Hollers,         1997        $ 99,790   $ 30,000         $   -        $    -           $   -         $  -          4,899
Executive Vice           1996          90,000      9,900             -             -               -            -          4,602
President and            1995          85,834      9,800             -             -               -            -          4,141
Secretary

Teresa C. Nixon,         1997        $ 98,500   $ 30,000         $   -        $    -           $   -         $  -          4,855
Executive Vice           1996          83,167     20,000             -             -            5,000           -          4,245
President and            1995          75,833     15,000             -             -               -            -          2,455
Compliance Officer

Notes:

     (1) Amounts shown represent actual incentive cash bonuses accrued during the year indicated.
     (2) Amounts shown include Company contributions to the Company's defined contribution plan under Section 401(k) of the Internal Revenue Code that covers all Company employees and the value of certain split-dollar life insurance plan premiums paid for the indicated executives, based on the term insurance value of such payments as calculated under the Internal Revenue Code P.S. 58 rates or those of the insurer, if higher.

                                        Defined            Split-Dollar
                                     Contribution           Insurance
                                          Plan                 Plan
                                          ----                 ----
James H. Garner          1997           $ 4,750             $  4,505
                         1996             4,109                4,505
                         1995             4,620                3,428

Anna G. Hollers          1997           $ 3,291             $  1,608
                         1996             2,994                1,608
                         1995             2,935                1,206

Teresa C. Nixon          1997           $ 3,555             $  1,300
                         1996             2,945                1,300
                         1995             2,455                    -

Option/SAR Grants in Last Fiscal Year

     There were no options or stock appreciation rights granted to the executive officers listed in the Summary Table of Executive Compensation above during 1997.

     Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

     Set forth below is information concerning the exercise of stock options during the fiscal year and year-end value of exercised options by the executive officers listed in the table above. No stock appreciation rights have been granted to the executive officers listed.

                                   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                                     YEAR AND FISCAL YEAR-END OPTION/SAR VALUES


                                                        Number of Securities             Value of Unexercised
                         Shares                        Underlying Unexercised                 In-the-Money
                        Acquired                           Options/SARs at                  Options/SARs at
                      at Exercise       Value          Fiscal Year End (# sh)              Fiscal Year End ($)
                                                     ----------------------------    ------------------------------
       Name              (# sh)        Realized      Exercisable    Unexercisable     Exercisable     Unexercisable
       ----              ------        --------      -----------    -------------     -----------     -------------
James H. Garner            -           $               16,000               -         $ 390,000        $     -
Anna G. Hollers            -              -             9,000           6,000           219,375          146,250
Teresa C. Nixon            -              -             4,600           6,400           105,125          128,000

Retirement Plans

     Retirement Plan. The following table sets forth the estimated annual pension benefits payable at normal retirement age of 65 to a participant in the Company's noncontributory defined benefit retirement plan (the "Retirement Plan").

                                TABLE OF ANNUAL BENEFITS PAYABLE ON RETIREMENT
                                           UNDER THE RETIREMENT PLAN
              Final
            Average                                           Years of Service
             Annual           -------------------------------------------------------------------------------
           Compensation           15                20                25                30               35
           ------------       ---------        ----------        ---------         ---------        ---------
           $   50,000         $   7,500        $   10,000        $  12,400         $  14,900        $  17,400
               75,000            12,700            17,000           21,200            25,400           29,700
              100,000            18,000            24,000           29,900            35,900           41,900
              125,000            23,200            31,000           38,700            46,400           54,200
              150,000            28,500            38,000           47,400            56,900           66,400
              175,000            30,600            40,800           50,900            61,100           71,300
              200,000            30,600            40,800           50,900            61,100           71,300

     Final Average Annual Compensation is the average of the 5 highest consecutive calendar years earnings out of the 10 calendar years of employment preceding retirement. Benefits shown are estimated on the basis of "life annuity" amounts, although participants in the Retirement Plan may choose from a variety of benefit payment options. For executive officers, current annual compensation for the purposes of the Retirement Plan may be estimated as the sum of the "Salary" and "Bonus" amounts in the "Summary Table of Executive Compensation" under "Compensation of Executive Officers" above. The Company's executive officers appearing in the compensation table above who are participants in the Retirement Plan and their respective credited years of service are: Mr. Garner, 28 years; Ms. Hollers, 25 years; and Ms. Nixon, 8 years.

     Supplemental Executive Retirement Plan. The following table sets forth the estimated annual pension benefits payable at normal retirement age of 65 to executive officers in the Company's Supplemental Executive Retirement Plan (the "SERP Plan").

                 TABLE OF ANNUAL BENEFITS PAYABLE ON RETIREMENT
                UNDER THE SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

           Final
          Average                             Years of Service
           Annual            --------------------------------------------------
        Compensation              10                 15              20 or more
        ------------         ---------          ---------            ----------
        $  50,000            $  15,000          $  22,500             $  30,000
           75,000               22,500             33,750                45,000
          100,000               30,000             45,000                60,000
          125,000               37,500             56,250                75,000
          150,000               45,000             67,500                90,000
          175,000               52,500             78,750               105,000
          200,000               60,000             90,000               120,000

         Final Average Annual Compensation is the average of the 5 highest consecutive calendar years earnings out of the 10 calendar years of employment preceding retirement. Benefits shown are estimated on the basis of "life annuity" amounts, although participants in the SERP Plan may choose from a variety of benefit payment options. For executive officers, current annual compensation for the purposes of the SERP Plan may be estimated as the sum of the "Salary" and "Bonus" amounts in the "Summary Table of Executive Compensation" under "Compensation of Executive Officers" above. Benefits shown in the table are prior to deductions for 50% of social security benefits and benefits paid under the Retirement Plan. The Company's executive officers appearing in the compensation table above who are participants in the SERP Plan and their respective credited years of service are: Mr. Garner, 20 years (the maximum allowed); Ms. Hollers, 20 years; and Ms. Nixon, 8 years.

REPORT OF THE COMPENSATION COMMITTEE

     The fundamental philosophy of the Company's compensation program is to offer compensation arrangements that are (i) commensurate with individual contributions to the performance of the Company and (ii) competitive with publicly owned financial institutions of similar size and performance. Compensation is designed to attract and retain individuals possessing the specialized talents required by the Company to remain competitive in the financial services industry.

     In applying this philosophy, the Company's Compensation Committee (the Committee"), comprised entirely of non-employee directors, develops compensation recommendations to be considered by the entire board of directors. The Committee directly determines the recommendation regarding the compensation of the Chief Executive Officer (the "CEO"). In addition, the Committee also sets forth recommendations involving (i) compensation policies, (ii) incentive compensation, (iii) long-term equity participation and (iv) benefit plans. The Committee also delegates to the CEO the responsibility to determine appropriate levels of salaries and incentive bonuses for the other executive officers of the Company. Executive officers are those officers who, in the estimation of the Committee, are considered to have major policy input and/or are in a position to have a major impact on the Company's performance. Additional consideration is given by both the Committee (with regard to the CEO) and the CEO (with regard to the other executive officers) to the demonstration of the leadership skills needed to enable the Company to achieve the business objectives set forth by the board of directors.

     The process of assessing the appropriateness of compensation arrangements also involves the use of peer data to determine the extent to which the Company's compensation arrangements are competitive within both the Company's industry and geographical area. As a part of this assessment, the Committee (with regard to the CEO) and the CEO (with regard to the other executive officers) compares the Company's arrangements, both in whole and in part, with those of other financial institutions of similar size and performance both within the state and nationally. This peer group is a subset of the broader peer group to which the Company compares its total returns to shareholders in the discussion captioned "Shareholder Return Performance" below.

     Annual compensation for the Company's CEO and other executive officers primarily consists of four areas of compensation as set forth below:

     *    Base salary;

     * Annual incentive bonus that is directly linked to corporate earnings and individual performance;

     * Long-term equity participation, through the periodic issuance of stock options under the Company's stock option plan, in an effort to more closely align the interests of the executive officers with those of the Company's shareholders; and

     *    Benefit plans for executive officers.


     BASE SALARY. For the Company's executive officers, including the CEO, base salaries are targeted to approximate average salaries for individuals in similar positions with similar levels of responsibilities who are employed by other publicly owned banking organizations of similar size and performance. The Company frequently participates in salary/compensation surveys and has access to other published salary/compensation data. The results of such surveys are used by the Committee (with regard to the CEO) and the CEO (with regard to the other executive officers) in developing the appropriate levels of base salaries for executive officers.

     Effective on January 1, 1997, the Committee adjusted the CEO's salary and annual incentive bonus to provide for a higher portion of total compensation coming from base salary, with less reliance on annual incentive bonus (see below) in order to more closely align the CEO's base salary with those of his peers. Consistent with this change, the Committee adjusted the CEO's base salary, effective January 1, 1998, to $170,000.

     Regarding the other executive officers, the changes in base salary for 1997 were in the range of 9% to 10% in an effort to more closely align the executive officers' base salaries with those of their peers.

     ANNUAL INCENTIVE BONUS. For the Company's executive officers, including the CEO, annual incentive bonuses are directly and indirectly linked to the Company's earnings and to the executive officer's individual performance as it relates to enabling the Company to achieve its performance goals.

     For 1997, as in prior years, the Committee set the CEO's annual incentive bonus as a percentage of the net income earned by the Company. Such percentage for 1997 was 1% of net income. The 1997 percentage was a decrease from the 2% of net income formula that was in effect in 1996. The decrease in percentage in 1997 was effected in conjunction with an increase in base salary, as discussed above.

     For the other executive officers, the 1997 annual incentive bonus was based on a combination of (i) a percentage, as determined by the CEO, of base salary related to the Company's achievement of predetermined earnings targets and (ii) additional amounts, at the discretion of the CEO, related to the executive officer's individual contribution to the overall achievement of Company-wide earnings targets. Because of the level of Company earnings in 1997, the salary-based portion of the 1997 incentive bonus for all other executive officers ranged from 17.4% to 30% of the respective base salary.

     LONG-TERM EQUITY PARTICIPATION. For the Company's CEO, executive officers and other key employees, stock options may be granted each year at the discretion of the board of directors. While no formal system is employed in determining the number of options granted, both in the aggregate or to any one individual, the Board does consider the Company's current financial performance, the individual's level of responsibility and the number of previously granted stock options. Options are not intended to be an on-going component of annual compensation, but instead are typically granted to attract and retain new employees, as well as to recognize changes in responsibilities of existing employees. Consistent with these intentions, the only options granted in the last three years to the executive officers listed in the Summary Table of Executive Compensation above were 5,000 options that were granted to Ms. Nixon in 1996 as a result of her assumption of new responsibilities within the Company and promotion to Executive Vice President.

     BENEFIT PLANS FOR EXECUTIVE OFFICERS. In addition to the aforementioned methods of compensating executive officers, the Company provides the same benefits that are afforded to all Company employees, including matching contributions under the Company's defined contribution plan, retirement benefits under the Company's pension plan and group insurance covering health, life and disability. Also, executive officers participate in the Company's Supplemental Executive Retirement Plan and Split-dollar Life Insurance Plan.

     This report is provided as a summary of current practice regarding CEO and executive officer compensation matters considered by the Committee. Because CEO and executive officer salaries are not currently (or in the foreseeable future) expected to exceed those limitations provided under Section 162(m) of the Internal Revenue Code, the Committee has no specific policy which addresses the deductibility for income tax purposes of "qualified compensation" under said code section.

     RESPECTFULLY SUBMITTED BY THE COMPENSATION COMMITTEE OF
     THE BOARD OF DIRECTORS:

                 Jack D. Briggs                     Edward T. Taws, Jr.
                 G. T. Rabe, Jr.                    John C. Willis

SHAREHOLDER RETURN PERFORMANCE

The performance graph shown below compares the Company's cumulative total return to shareholders for the five-year period commencing December 31, 1992 and ending December 31, 1997, with cumulative total return of both the Standard & Poor 500 Index (reflecting overall stock market performance) and an index of banks with less than $500 million in assets as constructed by SNL Securities, LP (reflecting changes in banking industry stocks). The graph and table assume that $100 was invested on December 31, 1992 in each of the Company's Common Stock, the Standard & Poor's 500 Stock Index and the index of banks with less than $500 million in assets and that all dividends were reinvested. All data was provided by SNL Securities, LP.


                                  First Bancorp
              Comparison of Five-Year Total Return Performances (1)
                       Five Years Ending December 31, 1997




[GRAPHIC-GRAPH PLOTTED TO POINTS LISTED BELOW]

                                                         Total Return Index Values (1)
                                                                  December 31,
                               -------------------------------------------------------------------------------
                                  1992          1993          1994          1995          1996          1997
                               ---------     ---------     ---------     ---------     ---------     ---------
First Bancorp (2)              $  100.00     $  142.26     $  147.02     $  183.92     $  274.59     $  529.85
Index-S&P 500 (2)                 100.00        110.08        111.53        153.44        188.52        251.44
Index-Banks less than 500
    million (2)                   100.00        130.56        140.42        192.09        247.24        421.47


Notes:
(1) Total return indices were provided from an independent source as indicated and assume initial investment of $100 on December 31, 1992, reinvestment of dividends, and changes in market values. Total return index numerical values used in this example are for illustrative purposes only.

(2)  Source: SNL Securities LP, Charlottesville, VA.

     Shareholders should recognize that corporations often use a number of other performance benchmarks (in addition to shareholder return) to set various levels of executive officer compensation. Shareholders should thus consider other relevant performance indicators in assessing performance, such as growth in earnings per share, growth in book value per share, growth in cash dividends per share, and other performance measures such as return on assets and return on shareholders' equity.

Certain Transactions

     Certain of the directors, nominees, principal shareholders and officers (and their associates) of the Company have deposit accounts and other transactions with First Bank, including loans in the ordinary course of business. All loans or other extensions of credit made by First Bank to directors, nominees, principal shareholders and officers of the Company and to associates of such persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with independent third parties and did not involve more than the normal risk of collectibility. At December 31, 1997, the aggregate principal amount of loans to directors, nominees, principal shareholders and officers of the Company and to associates of such persons was approximately $6,276,000. The Company expects to continue to enter into transactions in the ordinary course of business on similar terms with directors, nominees, principal shareholders and officers (and their associates) of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

     Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission and the National Association of Securities Dealers Automated Quotation System. Specific due dates for these reports have been established, and the Company is required to report in this proxy statement any failure to file by these dates during 1997. All of these filing requirements were satisfied by the Company's directors and officers and ten percent holders during 1997.

     The nominees who receive the highest number of votes cast, up to the number of directors to be elected, shall be elected as directors. The board of directors recommends that shareholders vote "FOR" Proposal 2 to elect the eleven nominees as directors. Proxies, unless indicated to the contrary, will be voted "FOR" the eleven nominees listed above.

     PROPOSAL 3 - A PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO
           PROVIDE FOR CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS.

     The Company's Articles of Incorporation contain no provision with regard to the method for counting votes in the election of directors. Under current law, this means that directors are elected under a "straight voting" method, with the nominees who receive the highest number of votes being elected, up to the number of nominees equal to the number of directors to be elected. Each shareholder can cast the number of votes to which his shares are normally entitled for each directorship to be filled. For example, if 12 directors are to be elected, a shareholder who owns 1,000 shares with one vote per share can cast 1,000 votes to each of his chosen candidates. If he does not wish to vote for 12 candidates, he can still cast only 1,000 votes for such fewer number of candidates as he may choose to support. Under straight voting, a majority of the voting shares can elect all of the directors because such shares can outvote the remaining shares on each directorship.

     Another method of electing directors is known as "cumulative voting". Under cumulative voting, each shareholder calculates the number of votes available to him by multiplying the number of votes to which his shares are normally entitled by the number of directors for whom he is entitled to vote. He can then cast the product of the multiplication for a single candidate or can distribute it in any manner among any number of candidates. For example, if 12 directors are to be elected, a shareholder who owns 1,000 shares with one vote per share will have 12,000 votes. This shareholder can cast all of these votes for one candidate, or 1,000 for 12 candidates, or 6,000 for each of two candidates, or any other mathematically possible combination.

     The Company has proposed that its Articles of Incorporation be amended to provide that, if any shareholder calls for cumulative voting at a meeting where directors are to be elected, then shareholders will be entitled to cumulate their votes for directors at such meeting. The text of the proposed amendment is set for the below:

     Article X is added to the Articles of Incorporation and provides as follows:

              Every shareholder entitled to vote at an election of directors is entitled to multiply the number of votes he is entitled to cast by the number of directors for whom he is entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates. This right of cumulative voting shall not be exercised unless (i) the meeting notice or proxy statement accompanying the notice states conspicuously that cumulative voting is authorized; or
         (ii) some shareholder or proxy holder announces in open meeting, before the voting for directors starts, his intention so to vote cumulatively; and if such announcement is made, the chair shall declare that all shares entitled to vote have the right to vote cumulatively and shall thereupon grant a recess of not less than two (2) days, nor more than seven (7) days, as he shall determine, or of such other period of time as is unanimously agreed upon.

     Prior to 1991, shareholders of the Company had cumulative voting rights under the North Carolina Business Corporation Act ("the Corporation Act"). In the early 1990's, the Corporation Act was amended several times, with the net result being that a corporation such as the Company that is a public corporation (with securities registered under the federal securities laws) does not have cumulative voting unless its Articles of Incorporation contain a provision providing for cumulative voting. Prior to these changes in the law, the shareholders of the Company had the right to call for cumulative voting for directors even though the Company's Articles of Incorporation did not provide for cumulative voting.

     The  purpose of  cumulative  voting is to  preserve  the right of  minority shareholders, or a group of shareholders acting together, to obtain representation on the board of directors that is roughly proportional to their ownership interest in the corporation. The Company's board of directors believes that the minority representation guaranteed by cumulative voting is an appropriate feature of corporate democracy and is not likely to cause harmful fractionalism on the board.

     If the amendment is approved, Mr. George R. Perkins Jr., a director of the Company, would have the ability to elect one director of the Company under cumulative voting procedures, based upon the number of shares of the Company's stock owned by Mr. Perkins and the total number of outstanding shares of such stock as of December 31, 1997. As disclosed elsewhere in this proxy statement, Mr. Perkins beneficially owned 275,704 shares of the Company's stock (9.13% of the outstanding shares) as of December 31, 1997. In addition, adoption of cumulative voting would allow the officers and directors of the Company, acting as a group, to elect three directors using cumulative voting, based on the number of shares owned by that group and the number of total outstanding shares as of December 31, 1997. The securities laws impose certain restrictions and requirements upon shareholders acting in concert with respect to the voting of their shares, but if these requirements are complied with any group of shareholders could, by using the cumulative voting method, act together to elect a number of representatives to the board of directors roughly proportional to the percentage of the Company's outstanding shares controlled by such group.

     The  board  of  directors   recommends  that  the  Company's   Articles  of
Incorporation be amended by providing for cumulative voting in the election of directors, as set forth above.

     The affirmative vote of the holders of a majority of shares of common stock represented and voting at the meeting is required for approval of the proposal to amend the company's articles of incorporation. The board of directors recommends that shareholders vote "FOR" Proposal 3. Proxies, unless indicated to the contrary, will be voted "FOR" Proposal 3.

                PROPOSAL 4 - RATIFICATION OF INDEPENDENT AUDITORS

     Your directors and management recommend that the shareholders ratify the appointment of KPMG Peat Marwick LLP to serve as the independent auditors for the Company for the year ending December 31, 1998. KPMG Peat Marwick LLP has served as the independent auditors for the Company since April 1991 and has audited the Company's financial statements for each of the years in the three-year period ended December 31, 1997. If the appointment of KPMG Peat Marwick LLP is not ratified by the shareholders, the board of directors will reconsider the appointment of auditors for the current fiscal year.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the annual meeting to respond to appropriate questions and will be given an opportunity to make any statement they consider appropriate.

     The affirmative vote of the holders of a majority of shares of common stock represented and voting at the meeting is required for approval of the proposal. The board of directors recommends that shareholders vote "FOR" Proposal 4. Proxies, unless indicated to the contrary, will be voted "FOR" Proposal 4.

                     SHAREHOLDERS PROPOSALS FOR 1999 MEETING

     Shareholders may submit proposals appropriate for shareholder action at the Company's 1999 annual meeting consistent with the regulations of the Securities and Exchange Commission. For proposals to be considered for inclusion in the proxy statement for the 1999 annual meeting, they must be received by the Company no later than December 30, 1998. Such proposals should be directed to First Bancorp, Attn. Anna G. Hollers, 341 North Main Street, Troy, North Carolina 27371-0508.


                       By Order of the Board of Directors,

                                 Anna G. Hollers
                                    Secretary

                       -----------------------------------

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, AND TO EACH PERSON REPRESENTING THAT AS OF THE RECORD DATE FOR THE MEETING HE OR SHE WAS A BENEFICIAL OWNER OF SHARES ENTITLED TO BE VOTED AT THE MEETING, ON WRITTEN REQUEST, A COPY OF THE COMPANY'S 1997 ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, BUT EXCLUDING EXHIBITS. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO:



                                  First Bancorp
                           Attention: Anna G. Hollers
                              341 North Main Street
                         Troy, North Carolina 27371-0508


                         -------------------------------

                                  First Bancorp
           This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints James H. Garner and Anna G. Hollers, and each of them, attorneys and proxies with full power of substitution, to act and vote as designated below the shares of common stock of First Bancorp held of record by the undersigned on March 16, 1998, at the annual meeting of shareholders to be held on April 30, 1998, or any adjournment or adjournments thereof.

     1. PROPOSAL to fix the number of directors at eleven (11).

                [  ]  FOR         [  ]  AGAINST           [  ]  ABSTAIN

     2. PROPOSAL to elect eleven (11) nominees to the board of directors to serve until the 1999 Annual Meeting of Shareholders, or until their successors are elected and qualified.

              [  ]      FOR the 11 nominees listed below
                        (except as marked to the contrary
                        below).

              [  ]      WITHHOLD AUTHORITY
                        to vote for the 11 nominees below.

    (Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below).

         Jack D. Briggs        George R. Perkins, Jr.    Goldie H. Wallace
         David L. Burns        G. T. Rabe, Jr.           A. Jordan Washburn
         Jesse S. Capel        Edward T. Taws, Jr.       John C. Willis
         James H. Garner       Frederick H. Taylor

     3. PROPOSAL to amend the Company's Articles of Incorporation to provide for cumulative voting in the election of directors.

                [  ]  FOR         [  ]  AGAINST           [  ]  ABSTAIN

     4. PROPOSAL to ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for the current fiscal year.

                [  ]  FOR         [  ]  AGAINST           [  ]  ABSTAIN

     5. In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting.

This proxy when properly executed will be voted as directed herein. If no direction is made, this proxy will be voted for approval of Proposals 1, 2, 3, and 4. If , at or before the time of the meeting , any of the nominees listed above has become unavailable for any reason, the proxies have the discretion to vote for a substitute nominee or nominees.


                  _________________________________________
                                      Date

                   _________________________________________
                             Stockholder sign above

                   _________________________________________
                           Signature (if jointly held)

     (Please sign exactly as the name appears on this proxy. If signing as attorney, administrator, executor, guardian, or trustee, please give title as such. If a corporation, please sign in full corporate name by the President or other authorized officers. If a partnership, please sign in partnership name by authorized person.)

     PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.